Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
EndX Group Limited
We consent to the incorporation by reference in this current report on Form 8-K/A and in the prospectus constituting a part of the Registration Statements on Form S-8 (File Nos. 33-73506, 333-07441, 333-30525, 333-30605 and 333-120327) and on Form S-3 (File Nos. 333-69450 and 333-110623) of Mikohn Gaming Corporation of our report dated September 28, 2005, with respect to the consolidated balance sheet of EndX Group Limited as of September 30, 2004, and the related consolidated profit and loss account, consolidated cash flow statement, and reconciliation of movements in shareholders’ funds for the ten month and two day period ended September 30, 2004 which are included in the current report of Mikohn Gaming Corporation on Form 8-K dated September 28, 2005.

/s/ KPMG LLP
KPMG LLP
Manchester, England
8 February 2006